EXHIBIT 99.2

PAINCARE HOLDINGS, INC. REPORTS 111% REVENUE

GROWTH AND 214% INCREASE IN NET INCOME FOR

THREE MONTHS ENDED JUNE 30, 2003

Company Books Fifth Consecutive Quarter Of Record Results; Doubles Nearly Every Key Metric In Both Three and Six Month Reporting Periods

ORLANDO, FL—(PR NEWSWIRE)—August 12, 2003—PainCare Holdings, Inc. (AMEX:PRZ) today reported record financial results for the second quarter period ended June 30, 2003, doubling nearly every key metric of comparative performance.

For the Three-Month Period Ended June 30, 2003 Compared to Same Three Month Period Ended June 30, 2002:

•	Revenues jumped 111% to $3,774,487 from $1,787,491;

•	Gross Profits increased 131% to $2,727,671 from $1,180,405 due to improved gross profit margins which increased to 72% compared to 66%;

•	EBITDA grew 111% to $834,730 from $396,361;

•	Net Income swelled 214% to $563,000, or $.03 basic earnings per share and $.02 diluted earnings per share, compared to $179,147, $.02 basic earnings per share and $.02 diluted earnings per share.

For the Six-Month Period Ended June 30, 2003 Compared to Same Six Month Period Ended June 30, 2002:

•	Revenues increased 77% to $6,272,607 from $3,541,383;

•	Gross Profits grew 97% to $4,439,247 from $2,249,880 due to an increase in gross profit margins from 64% to 71%;

•	EBITDA increased 86% to $1,508,089 from $811,824;

•	Net Income improved 129% to $886,289, or $.05 basic earnings per share and $.04 diluted earnings per share, compared to $386,438, or $.04 basic earnings per share and $.04 diluted earnings per share.

In May 2003, PainCare acquired Medical Rehabilitation Specialists II, P.A., located in Tallahassee, Florida. Assuming the acquisition had taken place at the beginning of the year, pro forma results for the six months ended June 30, 2003, reflect consolidated revenues of $6,701,357 and net income of $1,137,294, or $0.06 basic earnings per share and $0.04 diluted earnings per share.”

As of June 30, the Company had approximately $2.44 million in cash and stockholders’ equity of $14.9 million.

Mark Szporka, Chief Financial Officer of PainCare Holdings, Inc., stated, “PainCare’s revenue and earnings growth continues to be fueled by the successful implementation of our business strategy. We credit our strong financial and operational performance during the second quarter to the acquisition of Pain and Rehabilitation Network (acquired December 2002) and Medical Rehabilitation Specialists, as well as the overall success of our MedX-Direct Rehabilitation Program. The only performance metric that did not reflect a sizable increase in our second quarter results was in earnings per share, and that was only because we have yet to fully realize the accretive benefits of our completed acquisitions.”

Continuing, Szporka noted, “In view of our recently announced acquisition of Associated Physicians Group in Illinois and with the successful acquisition of Spine & Pain Center in North Dakota, which is expected to close (though no assurance can be given at this time) within 30 days, we are maintaining our annual revenue and earnings guidance for 2003. Moreover, our original business strategy for 2003 provided for PainCare to acquire three practices within the year. Considering we are on track to achieve that objective in short order and have numerous other acquisition opportunities that have been presented to us, we are now increasing that goal to four acquisitions for 2003.”

Randy Lubinsky, Chief Executive Officer of PainCare, added, “Our growth strategy has remained consistent—acquire well established pain management, spine surgery and orthopedic rehabilitation practices; implement our ‘Three Pillar’ approach to enhance each practice’s service offerings while promoting rapid internal revenue growth; and continue to gain share of the orthopedic rehabilitation market through aggressive adoption of MedX-Direct. Every key milestone that we have achieved since first founding the Company in 2000 has been rooted in one core belief—PainCare will become the premier, high tech provider of comprehensive pain care in North America. Our goal through 2003 is to remain focused on this vision, continue to successfully execute our business plan and ultimately reward our shareholders with greatly enhanced value.”

The Company will host a teleconference this afternoon beginning at 4:30 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s second quarter financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 800-218-0204 or via live webcast by visiting www.paincareinc.com.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation.

Through strategic acquisitions and management service agreements, the Company is establishing a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. Currently, PainCare owns and operates: Advanced Orthopaedics of South Florida, Inc., located in Lake Worth, Florida, that specializes in minimally invasive spine surgery; Rothbart Pain Management Clinic, Inc., one of the largest providers of pain management services in Canada; Spine One, P.C., a pain management practice specializing in minimally invasive spine procedures; and Pain & Rehabilitation Network, Inc., dba “The Pain Center,” an established pain management practice serving the Greater Jacksonville area in Florida, and led by Andrea M. Trescot, M.D., considered one of the leading pain management physicians in the country; Medical Rehabilitation Specialists II, P.A., an established physiatry and pain management practice located in Tallahassee, Florida, led by Kirk Mauro, M.D., one of the country’s leading physiatrists; and Associated Physicians Group (APG), a fully integrated pain management group practice serving the St. Louis Metro-East market.

In addition, PainCare operates a turnkey orthopedic rehabilitation program, marketed as MedX-Direct, utilizing joint venture partner MedX’ patented, proprietary, rehabilitation equipment to provide selected healthcare providers with an enhanced revenue stream into their practices.

FINANCIAL CHARTS TO FOLLOW

PainCare Holdings, Inc. Consolidated Balance Sheet

As of June 30, 2003 and December 31, 2002

	June 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash	$2,443,530	$2,078,684
Accounts receivable	4,351,184	2,781,094
Due from Shareholder	339,325	339,325
Note receivable	687,500	100,316
Deposits & prepaid expenses	540,163	138,519

Total current assets	8,361,702	5,437,938
Furniture and equipment, net	3,180,294	3,012,615
Automobile	8,526	—
Goodwill, net	8,856,513	5,012,552
Other Assets	635,884	203,822

Total assets	21,042,918	13,666,927

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	366,764	529,031
Current portion of notes payable	139,361	320,123
Current portion of convertible debenture	942,810	987,164
Current portion of lease payable	490,361	445,549

Total current liabilities	1,939,296	2,281,867
Notes payable	1,578,868	1,009,391
Convertible debentures—Net of Current Portion	659,998	664,055
Lease payable	1,961,442	2,155,733
Shareholder Loan	465	1,890

Total liabilities	6,140,068	6,112,936

Stockholders’ equity:
Common stock, $.0001 par value. Authorized 75,000,000 shares; issued and outstanding 22,215,483 and 15,576,640 shares	2,221	1,557
Preferred stock, $.0001 par value. Authorized 10,000,000 shares; issued and outstanding -0- shares	—	—
Additional paid in capital	13,146,211	7,019,246
Retained earnings (accumulated deficit)	1,766,065	556,487
Cumulative translation adjustments	(11,647)	(23,299)

Total stockholders’ equity	14,902,850	7,553,991

Total liabilities and stockholder’s equity	$21,042,918	$13,666,927

PainCare Holdings, Inc. Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Total revenues:
Patient services	$2,188,345	$1,031,703	$3,758,659	$2,263,866
Management fees	1,586,142	755,788	2,513,948	1,277,517

Total revenues	3,774,487	1,787,491	6,272,607	3,541,383

Cost of sales	1,046,816	607,086	1,833,360	1,291,503

Gross profit	2,727,671	1,180,405	4,439,247	2,249,880

Operating expenses:
Selling, general and administrative	1,892,941	784,044	2,931,158	1,438,056
Depreciation expense	55,630	53,198	140,784	97,128

Operating income	779,100	343,163	1,367,305	714,696

Interest expense	114,101	71,729	247,382	129,184
Other income	12,168	—	12,793	—

Income before taxes	677,167	271,434	1,132,716	585,512

Provision for income taxes	114,167	92,288	246,427	199,074

Net income	$563,000	$179,147	$886,289	$386,438

Basic earnings per share	$.03	$.02	$.05	$.04

Basic weighted average shares outstanding	20,845,528	8,788,812	18,841,242	8,734,368

Diluted earnings per share	$.02	$.02	$.04	$.04

Diluted weighted average shares outstanding	27,194,881	10,466,207	24,892,252	10,411,763

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net